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                               Exhibit 4.3.a.

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                               INSIDER LETTER


                                July 12, 2006
                                     --


Viceroy Acquisition Corporation
8235 Forsyth Boulevard
Suite 400
St. Louis, Missouri 63105


CRT Capital Group LLC
262 Harbor Drive
Stamford
Connecticut 06902


KBC Peel Hunt Ltd
111 Old Broad Street
London
EC2N 1PH

         Re: Offering of Units
         ---------------------

Gentlemen:

         The undersigned shareholder and director of Viceroy Acquisition Corporation (the "COMPANY"), in consideration of CRT Capital Group LLC ("CRT") and KBC Peel Hunt Ltd ("KBC") agreeing to act as placement agents in the offering ("OFFERING") of 22,500,000 units (the "UNITS"), each Unit consisting of one share of common stock in the capital of the Company, par value $0.0001 per share (the "SHARES"), and one warrant (the "WARRANTS"), each Warrant entitling the holder to purchase one Share, as more particularly explained in the offering circular of the Company in connection with such Offering (the "OFFERING CIRCULAR") and embarking on the placement process, hereby agrees as follows:

         1. Until the earlier of (a) the completion by the Company of a Qualified Business Combination and (b) the distribution of all amounts held in the Trust Fund following the failure by the Company to complete a Qualified Business Combination by the Qualified Business Combination Deadline, to the extent the Company solicits the approval of its shareholders for a Business Combination, the undersigned irrevocably agrees to vote all Founding Shares owned by him and the Shares included in Units purchased by the undersigned in the Offering in accordance with the majority of the votes cast by the New Shareholders.

         2. In the event that the Company fails to complete a Business Combination by the Qualified Business Combination Deadline, the undersigned will take all reasonable actions

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within his power to cause the Company to liquidate as soon as reasonably practicable. On such a liquidation, the undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the funds held in the Trust Fund as a result of such liquidation with respect to his Founding Shares (any such right, title, interest or claim, a "CLAIM") and hereby waives any Claim he may have in the future as a result of, or arising out of, any contracts or agreements with the Company in respect of his Founding Shares and will not seek recourse against the Trust Fund for any reason whatsoever in respect of his Founding Shares.

         3. In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a Target Business, until the earlier of (a) the completion by the Company of a Qualified Business Combination, (b) the distribution of all amounts held in the Trust Fund following the failure by the Company to complete a Qualified Business Combination by the Qualified Business Combination Deadline, and (c) such time as the undersigned ceases to be either an officer or a director of the Company, subject to any pre-existing fiduciary or contractual obligations the undersigned might have.

         4. The undersigned acknowledges and agrees that until the earlier of (a) the completion by the Company of a Qualified Business Combination and
(b) the distribution of all amounts held in the Trust Fund following the failure by the Company to complete a Qualified Business Combination by the Qualified Business Combination Deadline, the Company will not complete any Business Combination which involves an entity which is affiliated with the undersigned unless the Company obtains an opinion from an independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. (such firm being reasonably acceptable to each of CRT and KBC) that the Business Combination is fair to the Company's shareholders from a financial perspective.

         5. Until the completion by the Company of a Business Combination neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive, and will not accept, any compensation for services rendered to the Company prior to such Business Combination; provided that the undersigned shall be entitled to reimbursement from the Company (out of the funds not held in the Trust Fund) for his reasonable out-of-pocket expenses incurred in connection with seeking and completing any Business Combination. Upon completion of a Business Combination, the Company may enter into an employment agreement with the undersigned for the payment of reasonable compensation, provided that such compensation may not be paid from the Trust Fund except to the extent approved by the shareholders of the Company in connection with such Business Combination.

         6. Until the earlier of (a) the completion by the Company of a Qualified Business Combination and (b) the distribution of all amounts held in the Trust Fund following the failure by the Company to complete a Qualified Business Combination by the Qualified Business Combination Deadline, neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive or accept a finder's fee or any other

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compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned originates a Business
Combination.

         7. The undersigned agrees to enter into an escrow agreement with the Company and an escrow agent (such escrow agent being reasonably acceptable to each of CRT and KBC) with respect to his Founding Shares whereby his Founding Shares will be held in escrow for a three-year period commencing on the Admission Date. The undersigned agrees not to amend the terms of any escrow agreement entered into without the prior written consent of each of CRT and KBC.

         8. (a) The undersigned agrees, for the purposes of, and subject to the provisions of, Rule 7 of the AIM Rules (as further described in the Offering Circular) and the Rule 7 Lock-in Deed, dated as of the date hereof and executed by the undersigned, not to dispose of any interest in the Shares or Warrants held by the undersigned, whensoever such Shares or Warrants were purchased, for the period of one year from the Admission Date.

                  (b) The undersigned further agrees that he will not sell or otherwise dispose of any securities of the Company owned by him including the Shares and Warrants, except pursuant to a registration statement under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT") or pursuant to an exemption from such registration; provided, however, that in the case of any sale or disposition otherwise than pursuant to a registration statement, the undersigned shall take such steps, including without limitation legending the certificates representing the securities, to make sure that the securities may be segregated from the pool of securities that are or may become tradeable in the U.S free of any restrictions. Additionally, the undersigned will not engage in any hedging transactions involving the securities of the Company owned by him (including the Shares and Warrants) other than in compliance with the Securities Act.

         9. The undersigned agrees to be the chairman and a member of the board of directors of the Company until the earlier of (a) the completion by the Company of a Qualified Business Combination, or (b) the distribution of all amounts held in the Trust Fund following the failure by the Company to complete a Qualified Business Combination by the Qualified Business
Combination Deadline. The undersigned's biographical information furnished to the Company and CRT and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned's background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act, in a registration statement filed under the Securities Act or to be contained in the Admission Document prepared for the purposes of the rules and regulations of AIM. The undersigned represents and warrants that:

                  (a) he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

                  (b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such

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criminal proceeding; and

                  (c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

         10. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as chairman and a member of the board of directors of the Company.

         11. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to CRT and KBC and their legal representatives or agents (including any investigative search firm retained by CRT or KBC) any information they may have about the undersigned's background and finances ("INFORMATION"). Neither CRT, KBC nor their agents shall be violating the undersigned's right of privacy in any matter in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection. The Information obtained shall be kept confidential in perpetuity by CRT, KBC and their legal representatives and agents except as required by law or by judicial order.

         12. Capitalized terms used but not defined in this letter have the meanings given to them in the Offering Circular.

         13. This letter shall be governed in all respects by the laws of the State of New York.


                                           PAUL ANTHONY NOVELLY



                                           /s/ Paul Anthony Novelly
                                           -----------------------------------
                                                        Signature

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                                   EXHIBIT A

PAUL ANTHONY NOVELLY has been the Company's Chairman since inception. Mr. Novelly has been chairman and chief executive officer of Apex Oil Company, Inc. ("APEX"), a privately-held company based in St. Louis engaged in wholesale marketing, storage and distribution of petroleum products, since 1995 and was president and chief executive officer from 1979 to 1994. Mr. Novelly, his family and certain of their affiliates currently hold approximately 89% of the equity interest in Apex. Apex and its subsidiaries are involved in the trading, storage, marketing and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman of World Point Terminals Inc., a publicly-held Canadian company based in Calgary, which owns and operates petroleum storage facilities in the Netherlands, Bahamas and United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLP, which provides corporate management services. Mr. Novelly, his family and certain of their affiliates currently hold approximately 51% of the equity interest in World Point Terminals Inc. He has served on boards of directors for numerous public companies, including current directorships at The Bear Stearns Companies Inc., a broker-dealer and global securities and investment firm, Intrawest Corporation, a company that is a world leader in destination resorts and adventure travel, and Boss Holdings, Inc., a distributor of work gloves, boots and rainwear and other consumer products.

Mr. Novelly was president and chief executive officer of Apex Oil Company when Apex Oil Company and 51 of its subsidiaries and affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code on December 24, 1987. During these bankruptcy proceedings and prior to emerging from bankruptcy, Apex Oil Company sold the Clark Oil & Refining Corporation operations and other non-core assets (including the Copper Mountain ski resort) to AOC Acquisition Corporation, a company owned 60% by The Horsham Corporation and 40% by Mr. Novelly and Mr. Samuel Goldstein and their families. AOC Acquisition Corporation completed this acquisition in a two-step process. First, it acquired an option to purchase the $545 million of secured debt owed by Apex Oil Company to its secured lender group for an aggregate consideration of $413 million. It then negotiated the acquisition of these Clark Oil & Refining Corporation's operations and other non-core assets from Apex Oil Company, which sale was approved by the Apex Oil Company creditors' committee and the Bankruptcy Court. This sale was consummated in November 1988. Apex Oil Company, Inc., as successor to Apex Oil Company, emerged from bankruptcy on August 30, 1990.

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